UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                 FORM 8-K


                              CURRENT REPORT
 Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): July 9, 2003



                                 NIKE, INC.

          (Exact Name of Registrant as Specified in Charter)


       Oregon                  1-10635                 93-0584541
    ____________             ____________             ____________

   (State of                  (Commission            (I.R.S.Employer
   Incorporation)            File Number)          Identification No.)

                             One Bowerman Drive
                         Beaverton, Oregon 97005-6453

                   (Address of Principal Executive Offices)
                          __________________________

                               (503) 671-6453

             (Registrant's telephone number, including area code)

                          ___________________________


Item 5. Other Events

Today NIKE, Inc. released the following press release:

                         FOR IMMEDIATE RELEASE


        MEDIA CONTACT:                          INVESTOR CONTACT:
        Joani Komlos                            Pamela Catlett
        503.671.2013                            503.671.4589

                  NIKE, INC. TO ACQUIRE CONVERSE, INC.

Beaverton, OR (July 09, 2003) -- NIKE, Inc. (NYSE:NKE) announced today it has entered into a definitive agreement to acquire Converse, Inc., the globally recognized footwear brand with nearly a century of sports heritage. The total price to be paid for 100 percent of the equity shares is approximately $305 million plus the assumption of certain working capital liabilities at the time of the transaction's consummation.

"Converse is one of the strongest footwear brands in the world with great heritage and a long history of success," Tom Clarke, Nike's President of New Business Ventures, said. "Converse's management has done an excellent job of reestablishing this beloved brand with consumers and we look forward to supporting them as they continue to implement their growth strategy. Converse shares our passion for sports and, together, Nike and Converse will generate even greater access to a dynamic consumer base."*

Jack Boys, Chief Executive Officer of Converse, said, "Over the past two years, we have rebuilt and reinvigorated the Converse brand to it's long-standing position as America's Original Sports Company, but our job is not done. Our core business in heritage products like Chuck Taylor(registered) All Star(registered) and the Jack Purcell(registered) combined with our traditional performance footwear offerings is a great foundation upon which we plan to build and grow. Our partnership with Nike creates significant opportunity for us to execute our vision for building a leading global sports footwear and apparel brand by growing our core business and expanding our product offerings into other sports performance and lifestyle categories."*

Clarke said, "The Nike brand has always been rooted in performance and innovation. We enjoy a broad and deep connection with consumers around the world which has generated over $9.5 billion in annual revenue under the Nike brand. Our strategy for growing through non-Nike brands is to identify strong brands with superior management teams where Nike can directly assist in the company's growth. Converse certainly meets our criteria and its brand equity offers potential to drive even greater revenue and earnings performance. We believe the addition of Converse to our increasingly diverse Nike, Inc. portfolio will contribute to creating long-term shareholder value."*

Consummation of the agreement is subject to regulatory review, including U.S. government review under the Hart-Scott-Rodino Premerger
Notification Act.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. For fiscal year 2003 ended May 31, NIKE, Inc. revenue totaled $10.7 billion. Wholly owned Nike subsidiaries include Cole Haan(registered), which markets a line of high-quality men's and women's footwear, accessories and outerwear; Hurley International LLC, which markets action sports and teen lifestyle apparel; and Bauer NIKE Hockey Inc., which manufactures and markets hockey equipment.

Converse, Inc. based in North Andover, Massachusetts, is a designer, distributor, and marketer of high performance and casual athletic footwear and apparel. Founded in 1908, Converse has created such legendary shoes as the Chuck Taylor(registered) All Star(registered), the Jack Purcell(registered), One Star(registered), and other authentic heritage products. Converse sells its products in over 12,000 athletic specialty, sporting goods, specialty, department and national chain stores across the United States and Canada, and through 42 licensees in over 100 countries. Full-year 2002 Converse, Inc. revenue totaled $205 million. Worldwide wholesale sales of all products bearing the Converse brand, generated by Converse, Inc. and its licensing partners and affiliates (excluding Japan), were approximately $390 million for 2002.

The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.

                                                               #  #  #



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                         (Registrant)

Date:  July 9, 2003
                                         /s/ Donald W. Blair
                                         ____________________
                                         By: Donald W. Blair
                                           Chief Financial Officer